Exhibit 23.1

                               Stan J.H. Lee, CPA
             2160 North Central Rd. Suite 203 * Fort Lee * NJ 07024
                   P.O. Box 436402 * San Diego * CA 92143-9402
           619-623-7799 * Fax 619-564-3408 * E-mail) stan2u@gmail.com


To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of February 15, 2012, on the audited financial statements of Spicy Gourmet Manufacturing Inc. as of December 31, 2011 and for the period from December 30, 2010 ( inception) to December 31, 2011 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission. The firm also consents to being deemed as expert in connection with this filing.

Very truly yours,


/s/ Stan J.H. Lee, CPA
--------------------------------
Stan J.H. Lee, CPA
February 15, 2012




          Registered with the Public Company Accounting Oversight Board Member of New Jersey Society of Certified Public Accountants
              Registered with Canadian Public Accountability Board